EXHIBIT 99.2

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2005 and 2004 (as restated)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2005	2004	2005	2004
		(as restated)		(as restated)
Net Income / Earnings Per Share
Net income	$19,511	$13,460	$79,338	$79,478
Add: restructuring and impairment charge, net of
related tax effect	--	7,863	--	7,708

Net income (excluding restructuring and impairment charge)	$19,511	$21,323	$79,338	$87,186

Earnings per basic share	$0.57	$0.36	$2.24	$2.14

Earnings per basic share (excluding restructuring and impairment charge)	$0.57	$0.58	$2.24	$2.35

Basic weighted average shares outstanding	34,531	36,919	35,400	37,179

Earnings per diluted share	$0.56	$0.35	$2.19	$2.08

Earnings per diluted share (excluding restructuring
and impairment charge)	$0.56	$0.56	$2.19	$2.28

Diluted weighted average shares outstanding	34,960	37,963	36,193	38,295

Consolidated Operating Income / Operating Margin
Operating income	$32,149	$21,876	$128,978	$126,404
Add: restructuring and impairment charge	--	12,784	--	12,520

Operating income (excluding restructuring and
impairment charge)	$32,149	$34,660	$128,978	$138,924

Net sales	$242,260	$246,600	$949,012	$955,107

Operating margin	13.3%	8.9%	13.6%	13.2%

Operating margin (excluding restructuring and impairment charge)	13.3%	14.1%	13.6%	14.5%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$29,291	$16,697	$115,863	$108,033
Add: restructuring and impairment charge	--	12,784	--	12,520

Wholesale operating income (excluding restructuring
and impairment charge)	$29,291	$29,481	$115,863	$120,553

Wholesale net sales	$171,772	$172,254	$663,218	$673,771

Wholesale operating margin	17.1%	9.7%	17.5%	16.0%

Wholesale operating margin (excluding restructuring
and impairment charge)	17.1%	17.1%	17.5%	17.9%

EBITDA
Net income	$19,511	$13,460	$79,338	$79,478
Add: interest expense	251	119	656	500
Add: income tax expense	12,162	8,423	50,082	49,617
Add: depreciation and amortization	5,363	5,680	21,338	21,854

EBITDA	$37,287	$27,682	$151,414	$151,449

Net sales	$242,260	$246,600	$949,012	$955,107

EBITDA as % of net sales	15.4%	11.2%	16.0%	15.9%

EBITDA	$37,287	$27,682	$151,414	$151,449
Add: restructuring and impairment charge	--	12,784	--	12,520

EBITDA (excluding restructuring and impairment charge)	$37,287	$40,466	$151,414	$163,969

Net sales	$242,260	$246,600	$949,012	$955,107

EBITDA as % of net sales	15.4%	16.4%	16.0%	17.2%